EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three months ended November 30, 1997, the three months ended November 30, 1996, the nine months ended November 30, 1997 and the period from March 16, 1996 to November 30, 1996. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                                                                             For the period
                                    For the three      For the three      For the nine       from March 16,
                                    Months Ended       Months Ended       Months Ended          1996 to
                                    November 30, 1997  November 30, 1996  November 30, 1996  November 30, 1997
                                    -----------------  -----------------  -----------------  -----------------

Earnings before income taxes        $         37,378    $        27,738   $        107,549   $         64,341
                                    -----------------  -----------------  -----------------  -----------------
Interest expense                              23,349             16,140             61,222             46,416
Interest portion of rental                                                                              1,110
 expense                                         370                440              1,017
                                    -----------------  -----------------  -----------------  -----------------
Fixed charges                                 23,719             16,580             62,239             47,526
                                    -----------------  -----------------  -----------------  -----------------
Earnings before fixed charges                 61,097             44,318            169,788            111,867
                                    -----------------  -----------------  -----------------  -----------------
Fixed Charges:

Interest expense                              23,349             16,140             61,222             46,416
Interest portion of rental
 expense                                         370                440              1,017              1,110
                                    -----------------  -----------------  -----------------  -----------------
Fixed charges
                                    $         23,719     $       16,580   $         62,239   $         47,526
                                    -----------------  -----------------  -----------------  -----------------
Ratio of earnings to fixed
 charges                            $           2.58   $           2.67   $           2.73   $           2.35

                                    =================  =================  =================  =================